        Exhibit 99.1

For Immediate Release

Editorial Contacts:
Joe Greenhalgh, Vice President, Investor Relations – USA (510) 713-4430
Nancy Morrison, Vice President, Corporate Communications – USA (510) 713-4948
Ben Starkie, Public Relations Manager – Europe +41-(0) 21-863-5195

Logitech Announces First Quarter Financial Results for FY 2010

Results In Line with Outlook, Company Expects Return to Profitability in Q2

FREMONT, Calif., July 22, 2009 and ROMANEL-SUR-MORGES, Switzerland, July 23, 2009 — Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced financial results for the first quarter of Fiscal Year 2010.

Sales for Q1 were $328 million, a decrease of 36 percent compared to $509 million in the same quarter last year. Excluding the unfavorable impact of exchange rate changes, sales decreased by 33 percent.

The Company posted an operating loss of $33 million, compared to operating income of $30 million in the same quarter a year ago. The net loss for Q1 was $36 million ($0.20 per share) compared to net income of $29 million ($0.16 per share) in Q1 FY 2009. During the quarter, Logitech recorded pre-tax restructuring charges of $1.4 million ($1.1 million after tax or $0.01 per share). Gross margin for Q1 was 24.4 percent compared to 34.1 percent in Q1 FY 2009.

Logitech’s retail sales for Q1 FY 2010 declined by 35 percent year over year, with sales down by 39 percent in EMEA, 37 percent in the Americas, and 22 percent in Asia. OEM sales were down by 39 percent.

“Our results were consistent with the outlook we shared at the start of the quarter,” stated Gerald P. Quindlen, Logitech president and chief executive officer, “with slightly higher sales and a lower operating loss than anticipated. During Q1, we made substantial progress in helping our channel partners reset to their new, lower levels of weeks of supply. While there is still more progress to be made, we continue to expect this reset to be completed by the end of the second quarter, which will benefit both our sales and our profitability in the second half of the fiscal year. We ended Q1 with a cash balance of $567 million, an increase of more than $80 million over the same period last year – due to our sustained focus on working capital management.

“We expect a return to profitability in Q2 as well as a return to earnings growth for the second half of FY 2010, due to the combined impact of the conclusion of our channel partners’ reset, our ongoing cost-reduction measures and the introductions during Q2 of most of our new products for the FY 2010 holiday season. Designed for today’s more discerning consumers, our new lineup of products is expected to stimulate demand and reduce promotional pressures during the second half of the fiscal year.”

Outlook
For the second quarter of FY 2010, Logitech expects sales within the range of $465 million to $485 million, gross margin within the range of 27 percent to 29 percent, and operating income of up to $10 million.

Earnings Teleconference and Webcast
Logitech will hold an earnings teleconference on Thursday, July 23, 2009 at 8:30 a.m. Eastern Daylight Time and 14:30 Central European Summer Time. A live webcast of the call, along with presentation slides, will be available on the Logitech corporate Web site at http://ir.logitech.com.

About Logitech

Logitech is a world leader in personal peripherals, driving innovation in PC navigation, Internet communications, digital music, home-entertainment control, gaming and wireless devices. Founded in 1981, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI).
# # #
This press release contains forward-looking statements, including the statements regarding a return to profitability in Q2 FY 2010 and earnings growth for the second half of FY 2010, the expected timing of the channel reset and its impact on sales and profitability in the second half of FY 2010, the impact of Logitech’s new product lineup on demand and promotional pressures during the second half of FY 2010, and anticipated sales, operating income and gross margin for Q2 FY 2010. The forward-looking statements in this release involve risks and uncertainties that could cause Logitech’s actual results to differ materially from that anticipated in these forward-looking statements. Factors that could cause actual results to differ materially include: our inability to predict the depth and length of the deterioration of general economic conditions and its impact on our business, operating results and financial condition; the demand of our customers and our consumers for our products and our ability to accurately forecast it; consumer reaction to our new product lineup; the effect of pricing, product, marketing and other initiatives by our competitors, and our reaction to them, on our sales, gross margins and profitability; if we fail to take advantage of long-term trends in the consumer electronics and personal computers industries; if we fail to successfully innovate in our current and emerging product categories and identify new feature or product opportunities; the sales mix among our lower- and higher-margin products and our geographic sales mix; as well as those additional factors set forth in our periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, available at www.sec.gov. Logitech does not undertake to update any forward-looking statements.

Logitech, the Logitech logo, and other Logitech marks are registered in Switzerland and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s Web site at www.logitech.com.

(LOGI – IR)

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

	Quarter Ended June 30,
CONSOLIDATED STATEMENTS OF OPERATIONS	2009	2008
Net sales	$327,929	$508,711
Cost of goods sold	247,889	335,139
Gross profit	80,040	173,572
% of net sales	24.4%	34.1%

Operating expenses:
Marketing and selling	58,938	77,280
Research and development	31,360	33,259
General and administrative	21,181	33,309
Restructuring charges	1,449	-
Total operating expenses	112,928	143,848

Operating income (loss)	(32,888)	29,724

Interest income, net	592	2,552
Other income (expense), net	(38)	561

Income (loss) before income taxes	(32,334)	32,837
Provision (benefit) for income taxes	3,653	3,531

Net income (loss)	$(35,987)	$29,306

Shares used to compute net income (loss) per share:
Basic	179,751	179,046
Diluted	179,751	184,692
Net income (loss) per share:
Basic	$(0.20)	$0.16
Diluted	$(0.20)	$0.16

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited

CONSOLIDATED BALANCE SHEETS	June 30, 2009	March 31, 2009	June 30, 2008
Current assets
Cash and cash equivalents	$567,417	$492,759	$481,020
Short term investments	-	1,637	3,364
Accounts receivable	169,747	213,929	338,493
Inventories	235,509	233,467	274,460
Other current assets	54,054	56,884	62,572
Total current assets	1,026,727	998,676	1,159,909
Property, plant and equipment	101,203	104,132	103,964
Intangible assets
Goodwill	242,874	242,909	194,383
Other intangible assets	29,776	32,109	20,125
Other assets	47,280	43,704	42,760
Total assets	$1,447,860	$1,421,530	$1,521,141

Current liabilities
Accounts payable	$204,497	$157,798	$299,701
Accrued liabilities	132,989	131,496	137,907
Total current liabilities	337,486	289,294	437,608
Other liabilities	137,773	134,528	125,421
Total liabilities	475,259	423,822	563,029

Shareholders' equity	972,601	997,708	958,112

Total liabilities and shareholders' equity	$1,447,860	$1,421,530	$1,521,141

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited
	Quarter Ended June 30,
CONSOLIDATED STATEMENTS OF CASH FLOWS	2009	2008
Cash flows from operating activities:
Net income (loss)	$(35,987)	$29,306
Non-cash items included in net income:
Depreciation	11,477	10,595
Amortization of other intangible assets	2,333	1,605
Share-based compensation expense related to options,
restricted stock units and purchase rights	5,409	5,888
Write-down of investments	-	575
Excess tax benefits from share-based compensation	(288)	(4,085)
Loss (gain) on cash surrender value of life insurance policies	384	313
Deferred income taxes and other	(568)	(174)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	45,454	34,068
Inventories	317	(28,971)
Other assets	1,142	(4,488)
Accounts payable	45,066	12,820
Accrued liabilities	796	(13,845)
Net cash provided by operating activities	75,535	43,607

Cash flows from investing activities:
Purchases of property, plant and equipment	(7,702)	(10,628)
Premiums paid on cash surrender value life insurance policies	-	(55)
Net cash used in investing activities	(7,702)	(10,683)

Cash flows from financing activities:
Purchases of treasury shares	-	(49,017)
Proceeds from sale of shares upon exercise of options and purchase rights	4,399	10,900
Excess tax benefits from share-based compensation	288	4,085
Net cash provided by (used in) financing activities	4,687	(34,032)

Effect of exchange rate changes on cash and cash equivalents	2,138	(224)
Net increase (decrease) in cash and cash equivalents	74,658	(1,332)
Cash and cash equivalents at beginning of period	492,759	482,352
Cash and cash equivalents at end of period	$567,417	$481,020

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

	Quarter Ended June 30,
Reconciliation of GAAP to non-GAAP Financial Measures	2009	2008

GAAP measures:
GAAP operating income (loss)	$(32,888)	$29,724
GAAP income (loss) before income taxes	$(32,334)	$32,837
GAAP net income (loss)	$(35,987)	$29,306

Adjustments to GAAP measures:
Restructuring:
Restructuring charges	$1,449	$-
Income tax benefit related to restructuring	(310)	-
Restructuring charges, net of tax	$1,139	$-

Short-term investments:
Impairment loss on short-term investments	$-	$576
Net loss related to short-term investments	$-	$576

Non-GAAP measures:
Non-GAAP operating income (loss)	$(31,439)	$29,724
Non-GAAP income (loss) before income taxes	$(30,885)	$33,413
Non-GAAP net income (loss)	$(34,848)	$29,882

Per Share Data:
GAAP net income (loss):
Basic	$(0.20)	$0.16
Diluted	$(0.20)	$0.16

Adjustments to GAAP net income (loss):
Basic	$0.01	$0.01
Diluted	$0.01	$-

Non-GAAP net income (loss):
Basic	$(0.19)	$0.17
Diluted	$(0.19)	$0.16

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered "non-GAAP financial measures" under the U.S.Securities and Exchange Commission rules. The adjustments between the GAAP and non-GAAP financial measures presented above consist of (a) the impact on operating income (loss), income (loss) before income taxes, net income (loss) and net income (loss) per share of the restructuring charges recorded by the Company during the fiscal quarter ended June 30, 2009 and (b) the impact on Other Income of the impairment loss related to other-than-temporary declines in fair value of short-term investments during the quarter ended June 30, 2008. Our management uses these non-GAAP measures in its financial and operational decision-making. Our management believes these non-GAAP measures, when considered in conjunction with the corresponding GAAP measures, facilitate better comparison by our investors of our current period results with corresponding prior periods.

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

	Quarter Ended June 30,
SUPPLEMENTAL FINANCIAL INFORMATION	2009	2008
Depreciation	$11,477	$10,595
Amortization of other acquisition-related intangibles	2,333	1,605
Operating income (loss)	(32,888)	29,724
Operating income (loss) before depreciation and amortization	(19,078)	41,924
Capital expenditures	7,702	10,628

Net sales by channel:
Retail	$285,585	$439,168
OEM	42,344	69,543
Total net sales	$327,929	$508,711

Net sales by product family:
Retail - Pointing Devices	$92,055	$146,358
Retail - Keyboards & Desktops	58,009	94,955
Retail - Audio	72,120	83,218
Retail - Video	42,814	57,188
Retail - Gaming	17,149	30,510
Retail - Remotes	3,438	26,939
OEM	42,344	69,543
Total net sales	$327,929	$508,711

Stock-based Compensation Expense for Employee Stock Options,	Quarter Ended June 30,
Restricted Stock Units and Employee Stock Purchases:	2009	2008
Cost of goods sold	$798	$731
Marketing and selling	1,759	1,849
Research and development	842	962
General and administration	2,010	2,346
Income tax expense (benefit)	(384)	(957)

Total stock-based compensation expense after income taxes	$5,025	$4,931

Stock-based compensation expense for employee stock options, restricted
stock units and employee stock purchases, net of tax, per share (diluted)	$0.03	$0.03